Exhibit 4.2

Pharmaxis Ltd

ABN 75082811630

ACN 082811630

Unit 2, 10 Rodborough Road

Frenchs Forest NSW

Australia 2086

Phone +61  2 9451 5961

Fax +61 2 9451 3622

[Date]

[Name and Address Details]

Dear [                  ],

On behalf of Pharmaxis Ltd, I have pleasure in offering you a contract of employment in accordance with the particulars contained in this letter.

1              Nature of Position

The position is as [             ] and is with Pharmaxis Ltd (“the Company”). Your employment will be based at the Company’s offices in Sydney.  You may have to travel to other places from time to time to carry out your duties. You will report to the Chief Executive Officer and your duties and responsibilities will be as required from time to time by the Chief Executive Officer.

You must observe all rules, regulations, directions and policies of the Company, use your best efforts in furtherance of the business of the Company and perform your duties faithfully and to the best of your ability.

2              Duration of Contract

This is a full time position effective from [date], or sooner if mutually agreed. You will be required to work a minimum of 5 days per week. Hours of duty per day will be based broadly upon the Company’s normal working hours. You may also be required to work extended hours or additional days as reasonably required by the Company if you are able to do so.

Subject to the earlier termination of your employment, the term of your employment will be to [date] (“End Date”), after which date it is agreed and understood that your employment with the Company terminates automatically unless this contract is extended in writing or a further written contract of employment is entered into.  The Company will discuss its intentions no later than three months before the expiry of this contract.  Notwithstanding any representation to the contrary, the Company is not under any obligation express or implied, to renew your contract or offer you any employment after the expiry of the contract term unless the contract is formally extended in writing before the End Date.

3              Remuneration

Your remuneration will comprise of the following:-

•      A base salary of [$amount] per annum with effect from [date] payable in 12 equal calendar monthly instalments on the usual payment date for employees and deposited into a bank account nominated by you by electronic funds transfer or an alternative method selected by the Company.

•      Superannuation in line with statutory requirements will be paid in accordance with the Company’s policies to either the superannuation plan appointed by the Company or an appropriate superannuation fund nominated by you.  Currently this amount comprises 9% of your base salary.

•      In addition, you may at the discretion of the Remuneration Committee of the Company be awarded a performance related bonus of no greater than [$amount] per annum (proportionately reduced in your first year depending on your actual start date) which may be awarded subject to you meeting an agreed set of key performance indicators.  The Remuneration Committee of the Company will determine the amount of bonus on or around 30 June each year and the Company will endeavour to pay any bonus by 1 September of the relevant year.

•      The costs of professional society memberships, where appropriate, will be met by Pharmaxis.

4              Employee Option Scheme

The Company operates an Employee Option Scheme in which you will be invited to participate. The number of options you will be granted will be determined by the Remuneration Committee of the Company.

5              Leave

Conditions of employment for holidays and leave are as provided under applicable law and awards and are at present:

5.1           Pharmaxis Ltd Holidays - Pharmaxis Ltd closes for the Christmas/New Year period, the actual days being determined by the Board of Directors each year. These non public holidays are to be taken from your annual leave entitlement.  The Company will allow all gazetted public holidays in NSW.

5.2           Annual Leave - You are entitled to a proportionate number of working days annual leave based on the rate of four weeks’ per annum for a full-time employee.  Annual leave will normally be taken in full each year. No leave loading will be payable.

5.3           Sick Leave – Sick leave is credited at a proportionate number of working days based on the rate of 15 days per annum for a full-time employee on appointment and service anniversaries, unused credits being cumulative. A medical certificate may be required. Unused sick leave is not paid out on termination of your employment.

5.4           Long Service Leave and Recognition of Prior Service - Leave entitlement is in accordance with New South Wales legislation.

5.5           Other Leave - Leave may be granted with pay as follows; bereavement leave, compassionate leave, leave to appear in court or serve as a juror, leave to train with the Armed Forces Reserve, leave to attend courses of study, maternity leave, paternity leave, etc.  Leave without pay may be granted at the discretion of the Company.

6              Confidentiality

6.1           During and after your employment, you must not use or disclose to any person any information about the business; affairs; strategies; processes; secrets; intellectual property; technology or know-how (including information marked “confidential” or “secret” or which you are informed is confidential or secret); dealings; finances; and organization of the Company, which you obtain in the course of your employment and which is not available to the public without the prior written consent of the Company.

6.2           During and after your employment, you must not use any information which you obtain in the course of your employment, in any way which might cause loss to the Company.

6.3           In relation to information regarding the business; affairs; strategies; processes; secrets; intellectual property; technology or know-how; dealings; finance; and organization of the Company you must:

6.3.1        only use the information exclusively as required in the performance of your employment with the Company for the benefit or advantage of the Company and for no other purpose;

6.3.2        comply with any security measures established by the Company from time to time to safeguard the information from unauthorised access or use;

6.3.3        keep the information under your possession or control;

6.3.4        not make any unauthorised copies of the whole or any part of the information;

6.3.5        immediately notify the Company of any suspected or actual unauthorised use, copying or disclosure of the information, of which you become aware; and

6.3.6        during and after your employment, provide assistance reasonably requested by the Company in relation to any proceedings it may take against any person for unauthorised use, copying or disclosure of the information.

6.4           Your obligations of confidentiality under this clause do not extend to information that:

6.4.1        was rightfully known to or in your possession or control, prior to your first involvement with the Company and which was not then subject to an obligation of confidentiality on your part;

6.4.2        is public knowledge (otherwise than as a result of breach by you of an obligation of confidentiality or a breach of confidence by any other person); or

6.4.3        is required by law to be disclosed.

7              Intellectual Property

7.1           You must promptly, fully and effectively disclose to the Company or its nominee either in writing, orally or both (as required by the Company) full details of:

7.1.1        each and every invention (whether patentable or not), process, know-how, formula design (whether registerable or not), trademark or service mark and all other intellectual or industrial property rights of all kinds; and

7.1.2        any copyright material, trade secret or other confidential information,

generated by you at any time during your employment (whether or not during business hours), relating to or connected with any of the matters which have been, are or may become subject of Company’s business affairs or business and whether or not capable of statutory protection.

7.2           In exchange for the benefits conferred on you by your employment:

7.2.1        you agree that by virtue of this provision, to the extent permitted by law, all intellectual property referred to in clause 7.1 is the property of the Company or its nominee;

7.2.2        as any intellectual property is developed, created or invented, you irrevocably and absolutely assign to the Company your entire right title and interest both present and future throughout the world to and in the intellectual property referred to in clause 7.1 free from all mortgages, charges and other third party interests;

7.2.3        you consent to all acts or omissions by the Company in relation to your moral rights in all copyright works referred to in clause 7.1; and

7.2.4        you consent to the infringement of your moral rights in all copyright works referred to in clause 7.1 by the Company, its licensees, assignees and successors in title and any person authorised by the Company at the absolute discretion of the Company and without reference to you.

7.3           You must:

7.3.1        at the request and expense of the Company; and

7.3.2        without additional compensation from the Company,

sign all such documents (including assignment deeds) and do all such things as may be necessary to vest, confirm and perfect and record ownership by the Company or its nominee throughout the world of the right, title and interest to and in the intellectual property referred to in clause 7.1 and to enable the Company or its nominee to acquire and preserve such rights and to have the full enjoyment of such intellectual property.

7.4           You must keep complete written records of everything you invent or develop.  These records belong to the Company and must be at all times retained in your custody and control at the Company’s premises and must be handed to the Company on demand.

8              Termination and expiration of your Employment

8.1           Either party may terminate your employment by giving three months notice written notice to the other party. The Company may pay you for the notice period in lieu of notice, or require you to work some of the notice period and pay you in lieu for the balance of the period.

8.2           The Company may also terminate your employment:

8.2.1        at any time if you are mentally or physically unfit to perform your responsibilities and discharge your duties under this contract for a total of 2 months in any 12 month period, by giving one month’s notice to you (or making payment in lieu of notice);

8.2.2        on the grounds of redundancy, pursuant to a determination of redundancy made by the Company. In such circumstances, the redundancy provisions of any applicable industrial award or agreement shall apply and the redundancy payment to be made shall be calculated in accordance with such applicable provisions, notwithstanding any other provision of this contract.  If no such industrial award is applicable, the redundancy payment will be 2 months remuneration.

8.3           The Company may also terminate your employment without notice for “cause”, including without limitation if:

8.3.1        you commit any serious or persistent breach of this contract;

8.3.2        you fail to comply with any reasonable directions of the Company;

8.3.3        you are guilty of any serious misconduct or willful neglect in performing your duties;

8.3.4        you engage in fraudulent conduct or are found guilty of an indictable offence;

8.3.5        you are found to have used alcohol or drugs intemperately;

8.3.6        you are in breach of any Company policy; or

8.3.7        you recklessly or intentionally injure the Company’s business or affairs.

8.4           You acknowledge that the periods of notice or lack of periods of notice set out above are reasonable.

8.5           On the expiry or termination of the contract, you will be paid an amount in lieu of any accrued but unused annual leave and long service leave entitlements.

8.6           When your employment ends, you must deliver to the Company all property belonging to, or leased by, the Company or an associated company in your control, including stationery, cheque books, books, documents, records, disks, access cards, keys, mobile telephone, computer hardware,  credit cards and motor vehicle any computer login codes and all confidential information.

9              Restrictive Covenants

9.1           You must not during your employment; and for a period of twelve months after termination of your employment, directly or indirectly, on your own account or on behalf of any person or entity, anywhere in which the Company or its associates carries on business:

9.1.1        participate, promote, carry on, assist or otherwise be concerned or interested financially or otherwise, in any capacity (including as principal, agent, partner, employee, shareholder, unitholder, director, trustee, beneficiary, financier, consultant or adviser) in any business or activity which is the same as, or substantially similar to the business of the Company or its associates, unless the Company otherwise agrees in writing;

9.1.2        solicit, canvass, induce or encourage any employee or agent of the Company or its associates to leave the employment or agency of the Company or such associates;

9.1.3        solicit, canvass, approach any customer or prospective customer of the Company or its associates with a view to soliciting the business of that customer; or

9.1.4        interfere or seek to interfere with the relationship between the Company or its associates (on the one hand) and the customers, prospective customers, suppliers and employees of the Company or its associates (on the other hand).

9.2           You acknowledge the prohibitions and restrictions contained in this clause 9 are reasonable in the circumstances and necessary to protect the Company and its associate’s businesses.

9.3           For the purpose of this clause 9, an “associate” is any corporation, venture, partnership or other business entity or vehicle over which the Company has direct or indirect control or which has direct or indirect control over the Company. A “prospective customer” means any person, firm or company who has been engaged in discussion with the Company with a view to purchasing goods or services from the Company during the period of six months immediately prior to the termination date.

9.4           Each of the obligations contained in the above provisions of this clause constitutes an entirely separate and independent restriction notwithstanding that they may be contained in the same sub-clause, paragraph, sentence or phrase.  This clause must be read down to the extent necessary to be valid.

9.5           The covenants set out in this clause are considered by both you and the Company to be reasonable and necessary for the protection of the Company’s legitimate interests in all the circumstances and in particular by reason of your access to highly confidential information relating to the Company’s business.

10            Outside Interests

10.1         Without limiting clause 9, during your employment with the Company, you must not directly or indirectly:

10.1.1      engage in any outside activity (including employment, profession, trade, business, membership of House of Parliament or other public office or appointment), whether paid or unpaid; or

10.1.2      have an interest in any business or company (other than companies listed on the Australian Stock Exchange),

which could, in the Company’s opinion, conflict with your duties, without written approval of the board of directors of the Company.

10.2         If the Company requests, you must disclose to the Company all your outside activities and interests in businesses and companies.

11            Policy with Respect to Smoking

Smoking is not permitted in any building occupied by the Company.

12            Accident Reporting

Staff members injured whilst at work or in travelling to or from work are required promptly to report the injury to the supervisor. Appropriate documentation as prescribed by WorkCover should be submitted if necessary.

13            Miscellaneous Conditions

13.1         This contract may be altered only by an agreement in writing signed by you and an officer of the Company authorised for this purpose.

13.2         This offer lapses if you do not sign and return the documentation to me by 30 June 2003. No liability or responsibility shall be accepted by the Company for any variation in the terms of the appointment as herein stated or for any undertaking or representation given or made concerning the appointment unless the same is in writing and signed by the Chief Executive Officer or her/his delegate. Prospective appointees are responsible for obtaining such written confirmation of any special conditions or undertakings relating to appointment.

14            Law

The interpretation of the agreement constituted by your acceptance of this offer is governed by the laws of the State of New South Wales.  A provision of this contract must be read down to the extent necessary to be valid in a particular jurisdiction.  If it cannot be read down it must be severed.

Importantly, I welcome you to the Company and I would be pleased if you accept this offer of employment with Pharmaxis Ltd.

Acceptance of this offer of a contract of employment, on the terms and conditions set out in this letter of offer will be signified by your signing both copies of this letter and returning one copy to me by 30 June 2003.

Yours sincerely,

Accepted

Alan D Robertson
Chief Executive Officer
Pharmaxis Ltd	[name]